Exhibit 10.6

AMENDMENT TO THE

SUPPLEMENTAL NON-QUALIFIED SAVINGS PLAN

FOR HIGHLY COMPENSATED EMPLOYEES OF

HONEYWELL INTERNATIONAL INC. AND ITS SUBSIDIARIES

     The Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and Its Subsidiaries (“the Plan”) is hereby amended effective December 31, 2006 in the following manner:

     Pursuant to a previously-approved benefits integration plan for UOP LLC and its affiliates, the accounts maintained pursuant to the terms of the UOP Supplemental Savings Plan will be transferred to the Honeywell Supplemental Savings Plan effective as of 11:59:59 p.m. on December 31, 2006, and no future amounts will accrue under the UOP Supplemental Savings Plan after that time. There is no intention to alter the rights of a participant, or materially modify the rights of a participant, with respect to his or her transferred account.